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                                                                    EXHIBIT 4.15

                              AMENDED AND RESTATED
                             STOCKHOLDERS AGREEMENT


                                      among


                           OPTIMARK TECHNOLOGIES, INC.


                                       and


                          CERTAIN STOCKHOLDERS THEREOF

                                  NAMED HEREIN



                               - April 23, 1998 -



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                                TABLE OF CONTENTS

       1.     Definitions1

       2.     Restrictions on Transfer of Shares7
       2.1    Limitation on Transfer7
       2.2    Permitted Transfers7
       2.4    Permitted Transfer Procedures9
       2.5    Transfers in Compliance with Law; Substitution of Transferee9

       3.     Right of First Offer and Tag-Along Rights.10
       3.1    Proposed Voluntary Transfers.10
       3.2    Involuntary Transfers13

       4.     Future Issuance of Shares; Right of First Offer15
       4.1    Offering Notice; Right of First Offer15
       4.2    Rightholder Option.15
       4.3    Exercise of Options.16
       4.4    Closing.16
       4.5    Sale to Subject Purchaser16

       5.     After-Acquired Securities17

       6.     Corporate Governance17
       6.1    General17
       6.2    Stockholder Actions17
       6.3    Election of Directors; Number and Composition17
       6.4    Removal and Replacement of Directors19
       6.5    Reimbursement of Expenses20
       6.6    Actions of the Board of Directors; Extraordinary Events20
       6.7    Board of Directors Meetings.22

       7.     Covenants of the Company.22
       7.1    Charter Documents.22
       7.2    Inspection.22
       7.3    Financial Statements and Other Information.22
       7.4    Management Compensation.23
       7.5    Conduct of Business.23
       7.6    Payment of Taxes, Compliance with Laws, etc.23
       7.7    Insurance.24
       7.8    Maintenance of Properties.24
       7.9    Affiliated Transactions.24
       7.10   Use of Proceeds.24
       7.11   Allocation of Proceeds.24
       7.12   Books and Records.24
       7.13   Back-ups of Computer Software.24



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       8.     Voting Committee Composition.24

       9.     Stock Certificate Legend25

       10.    Miscellaneous25
       10.1   Notices25
       10.2   Amendment and Waiver27
       10.3   Specific Performance28
       10.4   Headings28
       10.5   Severability28
       10.6   Entire Agreement29
       10.7   Term of Agreement29
       10.8   Variations in Pronouns29
       10.9   GOVERNING LAW29
       10.10  Further Assurances29
       10.11  Successors and Assigns29
       10.12  Counterparts29



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       AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, dated April 23, 1998 (this
"AGREEMENT"), among OptiMark Technologies, Inc., a Delaware corporation (the "COMPANY"), and the stockholders of the Company listed on the signature pages hereto. This Agreement amends, restates and supersedes in its entirety a Stockholders Agreement dated August 27, 1996 among the Company and some of the parties hereto.

       NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the adequacy of which are hereby acknowledged, the parties hereto agree as follows:

       1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

              "Affiliate" of a Person means any Person who is an "affiliate" of the named Person, as defined in Rule 501(b) under the Securities Act. In addition, the following shall be deemed to be Affiliates of GAP LP: (a) GAP LLC, the members of GAP LLC and the limited partners of GAP LP; (b) any Affiliate of GAP LLC, the members of GAP LLC and the limited partners of GAP LP; and (c) any limited liability company or partnership a majority of whose members or partners, as the case may be, are members, former members, consultants or key employees of GAP LLC. In addition, GAP LP and GAP Coinvestment shall be deemed to be Affiliates of one another.

              "Board of Directors" means the Board of Directors of the Company.

              "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

              "CBOE Warrant" means the Common Stock Purchase Warrant dated December 31, 1996 pursuant to which The Chicago Board Options Exchange, Incorporated has the right to purchase up to 1,000,000 shares of Common Stock at an exercise price of $2.25 per share, subject to potential adjustment as provided therein.

              "Change of Control" in Dow Jones has the meaning set forth in
Section 2.3(b) of this Agreement.

              "Charter Documents" means the Restated Certificate of Incorporation, as amended, and the Bylaws of the Company, as amended from time to time.

              "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

              "Common Stock" means the common stock, par value $.01 per share, of the Company, or any other capital stock of the Company into which such stock is reclassified or reconstituted.



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              "Common Stock Equivalents" means any security or obligation which is by its terms convertible into shares of Common Stock, including, without limitation, the Series A Preferred Stock, the Series B Preferred Stock, the VSC Warrant, the CBOE Warrant, the NASDAQ Warrant, the Dow Jones Warrant, the PCX Warrant and any other option, warrant or other subscription or purchase right with respect to Common Stock.

              "Company Option" has the meaning set forth in Section 3.1.2 of this Agreement.

              "Company Option Period" has the meaning set forth in Section 3.1.2 of this Agreement.

              "Contract Date" has the meaning set forth in Section 3.1.5 of this Agreement.

              "Dow Jones" means Dow Jones & Company, Inc., a Delaware corporation.

              "Dow Jones Director" has the meaning set forth in Section 6.3(c) of this Agreement.

              "Dow Jones Stockholders" means Dow Jones and any Permitted Transferee thereof to which Shares are transferred in accordance with Section 2.2, and the term "Dow Jones Stockholder" shall mean any such Person.

              "Dow Jones Warrant" means a Common Stock Purchase Warrant dated May 29, 1997 pursuant to which Dow Jones has the right to purchase up to 2,161,764 shares of Common Stock at an exercise price of $2.75 per share, subject to potential adjustment as provided therein.

              "Employee Equity" means options and other rights to acquire up to 6,534,268 shares of Common Stock, issued and reserved for issuance as incentives for the Company's officers, directors, employees, former employees and consultants.

              "Excess Notice" has the meaning assigned to such term in Section
4.3 of this Agreement.

              "Excess Offered Securities" has the meaning set forth in Section 3.1.3(a) of this Agreement.

              "Excess Percentage" has the meaning assigned to such term in
Section 4.2 of this Agreement.

              "Fair Value" has the meaning assigned to such term in Section
3.2.2 of this Agreement.



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              "Family Members" has the meaning assigned to such term in Section
2.2 of this Agreement.

              "GAAP" means generally accepted United States accounting principles in effect from time to time.

              "GAP Coinvestment" means GAP Coinvestment Partners, L.P., a New York limited partnership.

              "GAP LLC" means General Atlantic Partners, LLC, a Delaware limited liability company and the general partner of GAP LP, and any successor to such entity.

              "GAP LP" means General Atlantic Partners 35, L.P., a Delaware limited partnership.

              "General Atlantic Director" has the meaning set forth in Section 6.3(a) of this Agreement.

              "General Atlantic Stockholders" means GAP LP, GAP Coinvestment and any Permitted Transferee of either of them to which Shares are transferred in accordance with Section 2.2, and the term "General Atlantic Stockholder" shall mean any such Person.

              "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

              "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

              "Involuntary Transfer" means any transfer, proceeding or action by or in which a Stockholder shall be deprived or divested of any right, title or interest in or to any of the Shares, including, without limitation, any seizure under levy of attachment or execution, any transfer in connection with bankruptcy (whether pursuant to the filing of a voluntary or an involuntary petition under the United States Bankruptcy Code of 1978, or any modifications or revisions thereto) or other court proceeding to a debtor in possession, trustee in bankruptcy or receiver or other officer or agency, any transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property and any transfer pursuant to a divorce or separation agreement or a final decree of a court in a divorce action.

              "Involuntary Transferee" has the meaning assigned such term in
Section 3.2.1 of this Agreement.



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              "IPO Effectiveness Date" means the date, if any, upon which the
Company commences its initial Public Offering.

              "Liens" has the meaning assigned such term in Section 3.1.4 of this Agreement.

              "Lupien Employment Agreement" means the Employment Trade Secret and Non-Competition Agreement, dated as of August 27, 1996, between the Company and William A. Lupien.

              "Major Stockholders" means William A. Lupien, Richard W. Jones and John T. Rickard, and "Major Stockholder" shall mean any of such Persons.

              "NASDAQ Warrant" means a warrant to purchase Common Stock in favor of The National Association of Securities Dealers, Inc. or one of its Affiliates, the terms of which have not yet been defined, which the Company is negotiating.

              "New Issuance Notice" has the meaning set forth in Section 4.1 of this Agreement.

              "New Issuance Percentage" has the meaning assigned to such term in
Section 4.2 of this Agreement.

              "New Securities" has the meaning set forth in Section 4.1 of this Agreement.

              "Offer Price" has the meaning assigned such term in Section 3.1.1 of this Agreement.

              "Offered Securities" has the meaning assigned such term in Section
3.1.1 of this Agreement.

              "Offering Notice" has the meaning assigned such term in Section
3.1.1 of this Agreement.

              "OptiMark Competitor" means (i) Microsoft Corp., Reuters Limited, Cantor Fitzgerald LP, Investment Technology Group, Inc., AZX Inc., State Street Boston Corp., Bloomberg LP and Bridge Information Systems, Inc., and (ii) any Person who operates an electronic matching service for the trading of securities.

              "OptiMark Stockholders" means the Major Stockholders and any Permitted Transferee of any of them to whom Shares are transferred in accordance with Section 2.2, and the term "OptiMark Stockholder" shall mean any such Person.



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              "Option Period" has the meaning set forth in Section 3.1.3(a) of this Agreement.

              "PCX Warrant" means the Common Stock Purchase Warrant, dated August 27, 1996 pursuant to which The Pacific Exchange, Incorporated has the right to purchase up to 2,104,000 shares of Common Stock at an exercise price of $1.83 per share, pursuant to potential adjustment as described therein.

              "Permitted Transferee" has the meaning assigned such term in
Section 2.2 of this Agreement.

              "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental body or other entity.

              "Preferred Stock" means the Series A Preferred Stock and the Series B Preferred Stock, collectively.

              "Preferred Stockholders" means the Series A Preferred Stockholders and the Series B Preferred Stockholders, collectively, and the term "Preferred Stockholder" shall mean any such Person.

              "Proposed Price" has the meaning set forth in Section 4.1 of this Agreement.

              "Public Offering" means any offer for sale of shares of Common Stock pursuant to an effective Registration Statement.

              "Registration Statement" means a registration statement filed pursuant to the Securities Act.

              "Rickard Employment Agreement" means the Employment Trade Secret and Non-Competition Agreement, dated as of August 27, 1996, between the Company and John T. Rickard.

              "Rightholders" means the OptiMark Stockholders, the General Atlantic Stockholders, the Dow Jones Stockholders, and the Walton Stockholders, and the term "Rightholder" shall mean any such Person.

              "Rightholder Notice" has the meaning set forth in Section 4.3 of this Agreement.

              "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



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              "Selling Stockholder" has the meaning set forth in Section 3.1.1 of this Agreement.

              "Series A Certificate of Designations" means the Amended and Restated Certificate of Designations with respect to the Series A Preferred Stock filed with the Secretary of State of the State of Delaware on or about April 23, 1998.

              "Series B Certificate of Designations" means the Certificate of Designations with respect to the Series B Preferred Stock adopted by the Board of Directors and filed with the Secretary of State of the State of Delaware on or about April 23, 1998.

              "Series A Preferred Stock" means the Company's Series A Convertible Participating Preferred Stock, $.01 par value per share.

              "Series B Preferred Stock" means the Company's Series B Convertible Participating Preferred Stock, $.01 par value per share.

              "Series A Preferred Stockholders" means the holders of Series A Preferred Stock, and the term "Series A Preferred Stockholder" shall mean any such Person.

              "Series B Preferred Stockholders" means the holders of Series B Preferred Stock, and the term "Series B Preferred Stockholder" shall mean any such Person.

              "Series B Stock Purchase Agreement" means the Series B Stock Purchase Agreement dated April 23, 1998, between the Company and the holders of the Series B Preferred Stock.

              "Shares" means, with respect to each Stockholder, all shares, whether now owned or hereafter acquired, of Common Stock and Preferred Stock owned thereby; provided, however, for the purposes of any computation of the number of Shares either outstanding or held by any Stockholder or otherwise to be determined pursuant to Sections 2, 3, 4, 5 and 10.2 of this Agreement, the shares of Common Stock issuable upon conversion, exercise or exchange of all Common Stock Equivalents shall be deemed outstanding whether or not such conversion, exercise or exchange has actually been effected. "Shares" means, with respect to the Voting Committee, all shares of Common Stock subject to the Voting Agreement.

              "Stockholders" means the holders of Series A Preferred Stock, Series B Preferred Stock and/or Common Stock who are or who may hereafter become parties to this Agreement from time to time, and the term "Stockholder" shall mean any such Person.

              "Stockholders Meeting" has the meaning set forth in Section 6.1.



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              "Subject Purchaser" has the meaning set forth in Section 4.1 of this Agreement.

              "Subsidiaries" means, as of the relevant date of determination, with respect to any Person, a corporation or any Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

              "transfer" has the meaning set forth in Section 2.1 of this Agreement.

              "Transferred Shares" has the meaning set forth in Section 3.2.1 of this Agreement.

              "Third Party Purchaser" has the meaning set forth in Section 3.1.1 of this Agreement.

              "Voting Agreement" means the Voting Agreement dated as of July 17, 1996, among the Voting Committee Members and the stockholders of the Company named therein.

              "Voting Committee" means the voting committee established pursuant to the Voting Agreement.

              "Voting Committee Members" means those individuals who serve from time to time as members of the Voting Committee. As of the date of this Agreement, the Voting Committee Members are William A. Lupien, John T. Rickard and Alan S. Danson.

              "VSC" means Virginia Surety Company, Inc., an Illinois insurance corporation.

              "VSC Director" has the meaning set forth in Section 6.3(e) of this Agreement.

              "VSC Stockholders" means VSC and any Permitted Transferee thereof to which Shares are transferred in accordance with Section 2.2, and the term "VSC Stockholder" shall mean any such Person.

              "VSC Warrant" means the Common Stock Purchase Warrant dated April 23, 1998 pursuant to which VSC has the right to purchase up to 500,000 shares of Common Stock at an exercise price of $10.00 per share, subject to potential adjustment as provided therein.

              "Walton" means Alice L. Walton, individually.



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              "Walton Stockholders" means Walton and any Permitted Transferee thereof to whom Shares are transferred in accordance with Section 2.2, and the term "Walton Stockholder" shall mean any such Person.

              "Written Consent" has the meaning set forth in Section 6.1 of this Agreement.

       2.     Restrictions on Transfer of Shares.

              2.1 Limitation on Transfer. No Stockholder shall sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each a "TRANSFER") any Shares or any right, title or interest therein or thereto, except for transfers made in accordance with the provisions of this Agreement, and in such event, any transferee obtaining any record or beneficial interest or right to vote such Shares hereunder shall agree to be bound by this Agreement and shall comply with
Section 2.5. Any attempt to transfer any Shares or any rights thereunder in violation of the preceding sentence shall be null and void ab initio and the Company shall not register any such transfer.

              2.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, but subject to Sections 2.3, 2.4 and 2.5,

                            (a) each of the Major Stockholders may transfer all or a portion of his Shares to or among (i) each other, (ii) a member of such Major Stockholder's immediate family, which shall include his spouse, siblings, children or grandchildren ("FAMILY MEMBERS"), or (iii) a trust, corporation, partnership or limited liability company, all of the beneficial interests in which shall be held by such Major Stockholder and/or one or more of his Family Members; provided, however, that during the period that any such trust, corporation, partnership or limited liability company holds any right, title or interest in any Shares, no Person other than such Major Stockholder and/or one or more of his Family Members may be or become beneficiaries, stockholders, limited or general partners or members thereof;

                            (b) each of GAP LP and GAP Coinvestment may transfer all or a portion of its Shares to any of its Affiliates;

                            (c) Dow Jones may transfer all or a portion of its Shares to any of its Affiliates;

                            (d) Walton may transfer all or a portion of her Shares to or among (i) Family Members of Walton, or (ii) a trust, corporation, partnership or limited liability company, all of the beneficial interests in which shall be held by Walton and/or one or more of her Family



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              Members; provided, however, that during the period that any such trust, corporation, partnership or limited liability company holds any right, title or interest in any Shares, no Person other than Walton and/or one or more of her Family Members may be or become beneficiaries, stockholders, limited or general partners or members thereof; and

                            (e) VSC may transfer all or a portion of its Shares to any of its Affiliates.

The Persons referred to in the preceding clauses (a), (b), (c), (d) and (e) are herein each called a "PERMITTED TRANSFEREE".

If any Permitted Transferee of Dow Jones to which Shares have been transferred in accordance with this Section 2.2 ceases to be a Permitted Transferee of Dow Jones, then, prior to such event, the Dow Jones Stockholders (other than such Permitted Transferee) may repurchase such Shares or, if such Dow Jones Stockholders do not wish or are unable to repurchase such Shares, then such Permitted Transferee shall offer the Shares held by such Permitted Transferee to the Company and to the Rightholders, at the Fair Value thereof, in accordance with Section 3.1.

       2.3    Change of Control of Dow Jones.

                            (a) Notwithstanding anything contained in this Agreement to the contrary, if there is a Change of Control in Dow Jones and the Person who effects such Change of Control is or thereafter becomes an OptiMark Competitor, then (i) as soon as practicable after the Change of Control (or, if later, the date on which such Person becomes an OptiMark Competitor), all of the Dow Jones Stockholders shall offer to sell their Shares and, unless theretofore expired or fully exercised, the Dow Jones Warrant first to the Company, and second to the Rightholders, in accordance with Section 3.1 at an Offer Price that is mutually agreed upon by Dow Jones and the Company, (ii) the Dow Jones Stockholders shall remove or cause the Dow Jones Directors to promptly resign from the Board of Directors, and (iii) the Dow Jones Stockholders shall no longer be entitled to appoint any members of the Board of Directors pursuant to Section 6.3. If Dow Jones and the Company fail to agree upon an Offer Price within ten Business Days after the occurrence of a Change of Control, then
              (i) the Offer Price with respect to the Shares shall be the greater of (x) the Fair Value per Share as determined in accordance with Section 3.2.2, or (y) the Exercise Price (as defined in the Dow Jones Warrant) in effect at the time of the Change of Control or, if the Dow Jones Warrant has expired or been fully exercised, the last exercise price in effect under the Dow Jones Warrant, and (ii) the Offer Price with respect to the Dow Jones Warrant shall equal the number of shares of Common Stock then subject to the Dow Jones Warrant multiplied by the greater of
              (x) $.0001, or (y) the excess (if any) of the Offer Price with



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              respect to the Shares over the Exercise Price in effect under the
              Dow Jones Warrant. If there is a Change of Control in Dow Jones and the Person who effects such a Change of Control is not and does not thereafter become an OptiMark Competitor, then the Dow Jones Stockholders shall have no obligation to offer or transfer any portion of their Shares or Common Stock Equivalents to the Company and the Rightholders under this Section 2.3, but nevertheless (A) the Dow Jones Stockholders promptly shall remove or cause the Dow Jones Directors to resign from the Board of Directors, and (B) the Dow Jones Stockholders shall no longer be entitled to appoint any members of the Board of Directors pursuant to Section 6.3.

                            (b) A "CHANGE OF CONTROL" in Dow Jones shall have occurred if any one Person or group within the meaning of Section 13(d)(3) of the Exchange Act (other than the "parent" of Dow Jones described in footnote (6) on page 6 of its 1997 proxy statement or any Person who is an Affiliate of or of familial relationship to any Person included within such "parent") has the power to elect, directly or indirectly, as of any date, a majority of the directors serving on the board of directors of Dow Jones.

              2.4 Permitted Transfer Procedures. If any Stockholder wishes to transfer Shares to a Permitted Transferee under Section 2.2, such Stockholder shall give notice to the Company of its intention to make any transfer permitted under Section 2.2 not less than ten (10) days prior to effecting such transfer, which notice shall state the name and address of each Permitted Transferee to whom such transfer is proposed and the number of Shares proposed to be transferred to such Permitted Transferee.

              2.5 Transfers in Compliance with Law; Substitution of Transferee. Notwithstanding any other provision of this Agreement, no transfer may be made pursuant to this Section 2 or Section 3 unless (a) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument substantially in the form attached hereto as Exhibit A, (b) the transfer complies in all respects with the applicable provisions of this Agreement and (c) the transfer complies in all respects with applicable federal and state securities laws, including, without limitation, the Securities Act. If requested by the Company in its reasonable judgment, an opinion of counsel to such transferring Stockholder (which shall be reasonably acceptable to counsel to the Company) shall be supplied to the Company at such transferring Stockholder's expense, to the effect that such transfer complies with the applicable federal and state securities laws. Upon becoming a party to this Agreement, (i) the Permitted Transferee of a Major Stockholder shall be substituted for, and shall enjoy the same rights and be subject to the same obligations as, the transferring Major Stockholder hereunder with respect to the Shares transferred to such Permitted Transferee, (ii) the Permitted Transferee of GAP LP or GAP Coinvestment, as the case may be, shall be substituted for, and shall enjoy the same rights and be subject to the same obligations as, GAP LP or GAP Coinvestment, as the case may be, hereunder with respect to the Shares transferred to such Permitted Transferee, (iii) the Permitted Transferee of Dow Jones shall be substituted for, and shall enjoy the rights and be subject to the same obligations as, Dow Jones hereunder with respect to the Shares transferred to such Permitted Transferee, (iv) the Permitted Transferee of Walton shall be substituted for, and shall enjoy the same rights and be subject to the same obligations as, Walton hereunder with respect to the Shares transferred to such Permitted Transferee, (v) any other transferee of any Rightholder shall be subject to the same obligations as, but none of the rights of, the transferring Rightholder and (vi) the transferee of any other Stockholder shall be substituted for, and shall be subject to the same obligations as, the transferring Stockholder hereunder with respect to the Shares transferred to such transferee.

       3.     Right of First Offer and Tag-Along Rights.

              3.1    Proposed Voluntary Transfers.

                     3.1.1 Offering Notice. Subject to Section 2, if any Stockholder (a "SELLING STOCKHOLDER") wishes to transfer all or any portion of its Shares to any Person (other than to a Permitted Transferee) (a "THIRD PARTY PURCHASER"), such Selling Stockholder shall offer such Shares first to the Company by sending written notice (the "OFFERING NOTICE") to the Company and the Rightholders which shall state
       (a) the number of Shares proposed to be transferred (the "OFFERED SECURITIES") and (b) the proposed purchase price per Share which the Selling Stockholder is willing to accept (the "OFFER PRICE"). Upon delivery of the Offering Notice, such offer shall be irrevocable unless and until the rights of first offer provided for herein shall have been waived or shall have expired.

                     3.1.2  Company Option; Exercise. For a period of fifteen
       (15) days after the giving of the Offering Notice pursuant to Section
       3.1.1 (the "COMPANY OPTION PERIOD"), the Company shall have the right (the "COMPANY OPTION") to purchase any or all of the Offered Securities at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Offering Notice. The right of the Company to purchase any or all of the Offered Securities under this Section 3.1.2 shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Company Option Period, to the Selling Stockholder, which notice shall state the number of Offered Securities proposed to be purchased by the Company. The failure of the Company to respond within the Company Option Period shall be deemed to be a waiver of the Company's rights under Section 3.1. The Company may waive its rights under Section 3.1 prior to the expiration of the Company Option Period by notice to the Selling Stockholder and the Rightholders.

                     3.1.3  Rightholder Option; Exercise.

                            (a) If the Company does not elect to purchase all of the Offered Securities pursuant to Section 3.1.2, then for a period of fifteen (15) days after the earlier to occur of (a) the expiration of the Company



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              Option Period pursuant to Section 3.1.2 and (b) the date upon which the Company shall have sent to the Selling Stockholder and the Rightholders written notice of exercise of the Company Option pursuant to Section 3.1.2 or its waiver thereof (the "OPTION PERIOD"), the Rightholders shall have the right to purchase any or all of the remaining Offered Securities at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Offering Notice. Each such Rightholder shall have the right to purchase that percentage of the remaining Offered Securities determined by dividing (i) the total number of Shares then owned by such Rightholder, by (ii) the total number of Shares then owned by all Rightholders. If any Rightholder does not fully subscribe for the number or amount of Offered Securities it is entitled to purchase, then each other participating Rightholder shall have the right to purchase that percentage of the Offered Securities not so subscribed for (for the purposes of this Section 3.1.3, the "EXCESS OFFERED SECURITIES") determined by dividing (x) the total number of Shares then owned by such fully participating Rightholder, by (y) the total number of Shares then owned by all fully participating Rightholders who elected to purchase Offered Securities. The procedure described in the preceding sentence shall be repeated until there are no remaining Excess Offered Securities. If the Company and/or the Rightholders do not purchase all of the Offered Securities pursuant to Section 3.1.2 and/or this Section 3.1.3, then the Selling Stockholder may, subject to
              Section 3.1.6, sell the Offered Securities to a Third Party Purchaser in accordance with Section 3.1.5 without further regard to the obligations set forth in Sections 3.1.2 and this 3.1.3.

                            (b)    The right of each Rightholder under
              subsection (a) above shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Option Period, to the Selling Stockholder with a copy to the Company and the other Rightholders. Each such notice shall state
              (i) the number of Shares held by such Rightholder and (ii) the number of Shares that such Rightholder is willing to purchase pursuant to this Section 3.1.3. The failure of a Rightholder to respond within the Option Period to the Selling Stockholder shall be deemed to be a waiver of such Rightholder's rights under
              Section 3.1.3. A Rightholder may waive its rights hereunder by notice to the Company and the other Rightholders.

                     3.1.4 Closing. The closing of the purchases of Offered Securities subscribed for by the Company under Section 3.1.2 and/or the Rightholders under Section 3.1.3 shall be held at the principal office of the Company at 11:00 a.m., local time, on the 60th day after the giving of the Offering Notice pursuant to Section 3.1.1 or at such other time and place as the parties to the transaction may agree. At such closing, the Selling Stockholder shall deliver certificates representing the Offered Securities, duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Offered Securities shall be free and clear of any liens, claims, options, charges, encumbrances or rights ("LIENS") (other than those arising hereunder and those attributable to actions by the purchasers) and the Selling Stockholder shall so represent and warrant, and further represent and warrant that it is the sole beneficial and record owner of such Offered Securities. The Company or each Rightholder, as the case may be, purchasing Offered Securities shall deliver at the closing payment in full in immediately available funds for the Offered Securities purchased by it. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

                     3.1.5 Sale to a Third Party Purchaser. Unless the Company or the Rightholders elect to purchase all of the Offered Securities under Sections 3.1.2 or 3.1.3, the Selling Stockholder may, subject to Section 3.1.6, sell the Offered Securities to a Third Party Purchaser on the terms and conditions set forth in the Offering Notice; provided, however, that such sale is bona fide and made pursuant to a contract entered into and closed within 180 days of the earlier to occur of (i) the waiver by the Company and the Rightholders of their options to purchase the Offered Securities and (ii) the expiration of the Option Period (the earlier of such dates being offered herein as the "CONTRACT DATE"); and provided further, that such sale shall not be consummated unless and until all of the following conditions are met:

                            (a) The Selling Stockholder shall deliver to the Company a certificate of the Third Party Purchaser stating that
              (i) such Third Party Purchaser is aware of the rights of the Company and the Rightholders, contained in this Section 3.1, and
              (ii) prior to the purchase by such Third Party Purchaser of any of such Offered Securities, such Third Party Purchaser shall become a party to this Agreement and agree to be bound by the terms and conditions hereof, as a Stockholder, in accordance with Section
              2.4 above.

                            (b) The consummation of such sale to a Third Party Purchaser shall not be subject to any conditions (other than necessary filings under the HSR Act), except that it may be conditioned upon the truth as of the closing of the proposed purchase of customary representations and warranties and the delivery of stock certificates and a customary legal opinion.

                            (c) A Third Party Purchaser shall have furnished evidence satisfactory to the Company, in its reasonable judgment, as to the financial ability of such Third Party Purchaser to consummate the proposed purchase. If such sale is not consummated within 180 days of the Contract Date for any reason, then the restrictions provided for herein shall again become effective, and no transfer of such Offered Securities may be made thereafter by the Selling Stockholder without again offering the same to the Company and the Rightholders in accordance with this Section 3.1.

                     3.1.6  Tag-Along Rights.

                            (a) If an OptiMark Stockholder is transferring Offered Securities to a Third Party Purchaser pursuant to Section 3.1.5, then each Rightholder shall have the right to sell to such Third Party Purchaser, upon the terms set forth in the Offering Notice, that number of Shares held by such Rightholder equal to that percentage of the Offered Securities determined by dividing
              (x) the total number of Shares then owned by such Rightholder, by
              (y) (i) the total number of Shares then owned by all Rightholders plus (ii) the total number of Shares then owned by the OptiMark Stockholder who is exercising his rights pursuant to Section
              3.1.5. Such OptiMark Stockholder and the Rightholder(s) shall effect the sale of the Offered Securities and such Rightholder(s) shall sell the number of Offered Securities required to be sold pursuant to this Section 3.1.6(a), and the number of Offered Securities to be sold to the Third Party Purchaser by the OptiMark Stockholder shall be reduced accordingly.

                            (b) In order to exercise its right to sell Shares to a Third Party Purchaser pursuant to this Section 3.1.6, a Rightholder must agree to make substantially the same representations, warranties, covenants and indemnities and other similar agreements as the OptiMark Stockholder agrees to make in connection with the proposed sale by him of Offered Securities to the Third Party Purchaser. The OptiMark Stockholder who is exercising his rights pursuant to Section 3.1.5 shall give notice to each Rightholder of each proposed sale by it of Offered Securities which gives rise to the rights of the Rightholders set forth in this Section 3.1.6, at least thirty (30) days prior to the proposed consummation of such sale, setting forth the name of such OptiMark Stockholder, the number of Offered Securities, the name and address of the proposed Third Party Purchaser, the proposed amount and form of consideration and terms and conditions of payment offered by such Third Party Purchaser, the percent of Shares that such Rightholder may sell to such Third Party Purchaser (determined in accordance with this Section 3.1.6), and a representation that such Third Party Purchaser has been informed of the "tag-along" rights provided for in this Section 3.1.6 and has agreed to purchase Shares in accordance with the terms hereof. The tag-along rights provided by this Section 3.1.6 must be exercised by each Rightholder wishing to sell Shares within fifteen (15) days following receipt of the notice required by the preceding sentence, by delivery of a written notice to such OptiMark Stockholder indicating such Rightholder's wish to exercise its rights and specifying the number of Shares (up to the maximum number of Shares owned by such Rightholder required to be purchased by such Third Party Purchaser) it wishes to sell. If such Third Party Purchaser fails to purchase Shares from any

              Rightholder that has properly exercised its tag-along rights pursuant to this Section 3.1.6, then such OptiMark Stockholder shall not be permitted to consummate the proposed sale of the Offered Securities, and any such attempted sale shall be null and void and the Company shall not register any such transfer.

              3.2    Involuntary Transfers.

                     3.2.1 Rights of First Offer upon Involuntary Transfer. If an Involuntary Transfer of any Shares (the "TRANSFERRED SHARES") owned by any Stockholder shall occur, then the Company and each Rightholder (unless such Rightholder is the Involuntary Transferor) shall have the same rights as specified in Sections 3.1.2 and 3.1.3, respectively, with respect to such Transferred Shares as if the Involuntary Transfer had been a proposed voluntary transfer by a Selling Stockholder, except that
       (a) the time periods shall run from the date of receipt by the Company of actual notice of the Involuntary Transfer (and the Company shall immediately give notice to the Rightholders of the date of receipt of such notice), (b) such rights shall be exercised by notice to the transferee of such Transferred Shares (the "INVOLUNTARY TRANSFEREE") rather than to the Stockholder who suffered or will suffer the Involuntary Transfer, and (c) the purchase price per Transferred Share shall be agreed upon by the Involuntary Transferee and the Company or the purchasing Rightholders, as the case may be; provided, however, that if such parties fail to agree as to such purchase price, the purchase price shall be the Fair Value thereof as determined in accordance with Section 3.2.2.

                     3.2.2 Fair Value. If the parties fail to agree upon the purchase price of the Transferred Shares in accordance with Section 3.2.1 hereof, then the Company or the Rightholders, as the case may be, shall purchase the Transferred Shares at a purchase price equal to the Fair Value (as hereinafter defined) thereof. The Fair Value of the Transferred Shares shall be determined by a panel of three independent appraisers, which shall be nationally recognized investment banking firms or nationally recognized experts experienced in the valuation of corporations. Within ten Business Days after the notice to the Involuntary Transferee with respect to the exercise of the right to purchase the Transferred Shares, the Involuntary Transferee and the Board of Directors shall each designate one such appraiser that is willing and able to conduct such determination. If either the Involuntary Transferee or the Board of Directors fails to make such designation within such period, then the party that has made the designation shall have the right to make the designation on its behalf. The two appraisers designated shall, within a period of ten Business Days after the designation of the second appraiser, agree to designate a third appraiser. The three appraisers shall conduct their determination as promptly as practicable, and the Fair Value of the Transferred Shares shall be the average of the determination of the two appraisers that are closer to each other than to the determination of the third appraiser, which third determination shall be discarded; provided, however, that if the determination of two appraisers are equally close to the determination of the third appraiser, then the Fair Value of the Transferred Shares shall be the average of the determination of all three appraisers. Such determination shall be final and binding on the Involuntary Transferee, the Company and the Rightholders. The Involuntary Transferee shall be responsible for the fees and expenses of the appraiser designated by or on behalf of it, and the Company for the fees and expenses of the appraiser designated by or on behalf of the Board of Directors. The Involuntary Transferee and the Company shall each share half the fees and expenses of the appraiser designated by the appraisers. For purposes of this Section 3.2.2, the "FAIR VALUE" of the Transferred Shares means the fair market value of such Transferred Shares based upon all considerations that the appraisers determine to be relevant.

                     3.2.3  Closing. The closing of any purchase under this
       Section 3.2 shall be held at the principal office of the Company at 11:00 a.m., local time, on the earlier to occur of (a) the fifth Business Day after the purchase price per Transferred Share shall have been agreed upon by the Involuntary Transferee and the Company or the purchasing Rightholders, as the case may be, in accordance with Section 3.2.1, or
       (b) the fifth Business Day after the determination of the Fair Value of the Transferred Shares in accordance with Section 3.2.2, or at such other time and place as the parties to the transaction may agree. At such closing, the Involuntary Transferee shall deliver certificates, if applicable, or other instruments or documents representing the Transferred Shares being purchased under this Section 3.2, duly endorsed with a signature guarantee for transfer and accompanied by all requisite transfer taxes, if any, and such Transferred Shares shall be free and clear of any Liens (other than those arising hereunder) arising through the action or inaction of the Involuntary Transferee and the Involuntary Transferee shall so represent and warrant, and further represent and warrant that it is the legal and beneficial owner of such Transferred Shares. The Company or each Rightholder, as the case may be, purchasing such Transferred Shares shall deliver at closing payment in full in immediately available funds for such Transferred Shares. At such closing, all parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

                     3.2.4  General. In the event that the provisions of this
       Section 3.2 shall be held to be unenforceable with respect to any particular Involuntary Transfer, the Company and the Rightholders shall have the rights specified in Sections 3.1.2 and 3.1.3, respectively, with respect to any transfer by an Involuntary Transferee of such Shares, and each Rightholder agrees that any Involuntary Transfer shall be subject to such rights, in which case the Involuntary Transferee shall be deemed to be the Selling Stockholder for purposes of Section 3.1 of this Agreement and shall be bound by the provisions of Section 3.1 and other related provisions of this Agreement.

       4.     Future Issuance of Shares; Right of First Offer.

              4.1 Offering Notice; Right of First Offer. Except for (a) Employee Equity, (b) a dividend on the outstanding shares of Common Stock in capital stock of the Company or a subdivision of the outstanding shares of Common Stock into a larger number of shares of Common Stock, (c) capital stock of the Company issued in consideration of the acquisition by the Company or any of its Subsidiaries of another Person, (d) capital stock of the Company issued pursuant to exercise of the PCX Warrant, the CBOE Warrant, the Dow Jones Warrant, the NASDAQ Warrant and/or the VSC Warrant, and (e) capital stock of the Company issued upon conversion of the Preferred Stock, if the Company wishes to issue any shares of capital stock or any other security convertible into or exchangeable for capital stock of the Company (collectively, "NEW SECURITIES") to any Person (the "SUBJECT PURCHASER") prior to the IPO Effectiveness Date, then the Company shall offer such New Securities first to the Rightholders by sending written notice (the "NEW ISSUANCE NOTICE") to each Rightholder which shall state (i) the number of New Securities proposed to be issued and (ii) the proposed purchase price per share of the New Securities that the Company is willing to accept (the "PROPOSED PRICE"). Upon delivery of the New Issuance Notice, such offer shall be irrevocable unless and until the rights provided for in Section 4.2 shall have been waived or shall have expired.

              4.2    Rightholder Option.

                     4.2.1 For a period of fifteen (15) days after the giving of the New Issuance Notice pursuant to Section 4.1, each Rightholder shall have the right to purchase, at a purchase price equal to the Proposed Price and upon the terms and conditions set forth in the New Issuance Notice, that percentage of the New Securities determined by dividing (a) the total number of Shares then owned by such Rightholder by
       (b) the total number of Shares then owned by all Rightholders (the "NEW ISSUANCE PERCENTAGE").

                     4.2.2 If any Rightholder does not fully subscribe for the amount of New Securities that it is entitled to purchase pursuant to
       Section 4.2.1, then those Rightholders who elected to fully subscribe for the amount of New Securities that they are entitled to purchase pursuant to Section 4.2.1 shall have the right to purchase that percentage of the remaining New Securities not so subscribed for determined by dividing (x) the total number of Shares then owned by such participating Rightholders by (y) the total number of Shares then owned by all fully participating Rightholders (the "EXCESS PERCENTAGE").

              4.3    Exercise of Options.

                     4.3.1 The right of the Rightholders to purchase their New Issuance Percentage under Section 4.2.1 shall be exercisable by delivering written notice ("RIGHTHOLDER NOTICE") of exercise thereof, prior to the expiration of fifteen (15) days after the giving of the New Issuance Notice pursuant to Section

       4.1 to the Company and the other Rightholders, which notice shall state the number of New Securities proposed to be purchased by each Rightholder. The failure of any Rightholder to respond within such 15-day period shall be deemed to be a waiver of such Rightholder's rights under
       Section 4.2.1.

                     4.3.2 The right of the Rightholders to purchase their Excess Percentage under Section 4.2.2 shall be exercisable by delivering written notice (the "EXCESS NOTICE") of exercise thereof, prior to the expiration of fifteen (15) days after the giving of the Rightholder Notice pursuant to Section 4.3.1 to the Company and the other Rightholders, which notice shall state the number of Excess Securities proposed to be purchased by each Rightholder. The failure of any Rightholder to respond within such 15 day period shall be deemed a waiver of such Rightholder's rights under Section 4.2.2.

              4.4 Closing. The closing of the purchase of New Securities subscribed for under Section 4.2 shall be held at the principal office of the Company at 11:00 a.m., local time, on (a) the 30th day after the giving of the New Issuance Notice pursuant to Section 4.1, if the Rightholders elect to purchase all of the New Securities pursuant to Section 4.2.1, (b) the 45th day after the giving of the New Issuance Notice pursuant to Section 4.1, if the Rightholders elect to purchase any of the New Securities under Section 4.2.2, or
(c) at such other time and place as the parties to the transaction may agree. At such closing, the Company shall deliver certificates representing the New Securities, and such New Securities shall be issued free and clear of all Liens and the Company shall so represent and warrant, and further represent and warrant that such New Securities shall be, upon issuance thereof to the Rightholders pursuant to Section 4.2.1 or 4.2.2, as the case may be, and after payment therefor, duly authorized, validly issued, fully paid and nonassessable. Each Rightholder purchasing the New Securities pursuant to Section 4.2.1 or 4.2.2, as the case may be, shall deliver at the closing payment in full in immediately available funds for the New Securities purchased by it. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

              4.5 Sale to Subject Purchaser. Unless all of the New Securities are purchased by Rightholders pursuant to Section 4.2 and Section 4.3, the Company may sell to the Subject Purchaser all of the New Securities not purchased by the Rightholders pursuant to Section 4.2 on terms and conditions that are no more favorable to the Subject Purchaser than those set forth in the New Issuance Notice; provided, however, that such sale is bona fide and made pursuant to a contract entered into and closed within six (6) months of the earlier to occur of (i) the waiver by the Rightholders of their option to purchase all of the New Securities pursuant to Section 4.2.2, and (ii) the expiration of the 15-day period referred to in Section 4.3.2. If such sale is not consummated within such six (6) month period for any reason, then the restrictions provided for herein shall again become effective, and no issuance and sale of New Securities may be made thereafter by the Company without again offering the same to the Rightholders in accordance with this Section 4.

       5. After-Acquired Securities. All of the provisions of this Agreement shall apply to all of the Shares now owned or which may be issued or transferred hereafter to a Stockholder in consequence of any additional issuance, purchase, exchange or reclassification of any of such Shares, exercise or conversion of Common Stock Equivalents, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or which are acquired by a Stockholder in any other manner.

       6.     Corporate Governance.

              6.1 General. From and after the execution of this Agreement, each Stockholder shall vote its Shares and each Voting Committee Member shall cause the Voting Committee to vote its Shares at each regular or special meeting of stockholders of the Company (a "STOCKHOLDERS MEETING") or in any written consent executed in lieu of such a meeting of stockholders (a "WRITTEN CONSENT"), and shall take all other actions necessary, to give effect to the provisions of this Agreement (including, without limitation, Section 6.3 hereof) and to ensure that the Charter Documents do not, at any time hereafter, conflict in any respect with the provisions of this Agreement. In addition, each Stockholder shall vote its Shares and each Voting Committee Member shall cause the Voting Committee to vote its Shares at any Stockholders Meeting or act by Written Consent with respect to such Shares, upon any matter submitted for action by the Company's stockholders or with respect to which such Stockholder or Voting Committee may vote or act by Written Consent, in conformity with the specific terms and provisions of this Agreement and the Charter Documents.

              6.2 Stockholder Actions. In order to effectuate the provisions of this Section 6, each Stockholder and each Voting Committee Member (a) hereby agrees that when any action or vote is required to be taken by such Stockholder and Voting Committee pursuant to this Agreement, such Stockholder and Voting Committee Member shall use its best efforts to call, or cause the appropriate officer and directors of the Company to call, a Stockholders Meeting or to execute or cause to be executed a Written Consent to effectuate such stockholder action, (b) shall use its best efforts to cause the Board of Directors to adopt, either at a meeting of the Board of Directors or by unanimous written consent of the Board of Directors, all the resolutions necessary to effectuate the provisions of this Agreement and (c) shall use its best efforts to cause the Board of Directors to cause the Secretary of the Company, or if there be no secretary, such other officer of the Company as the Board of Directors may appoint to fulfill the duties of Secretary, not to record any vote or consent contrary to the terms of this Section 6.

              6.3 Election of Directors; Number and Composition. Each Stockholder shall vote its Shares and each Voting Committee Member shall cause the Voting Committee to vote its Shares at any Stockholders Meeting, or act by Written Consent with respect to such Shares, and take all other actions necessary to ensure that the number of directors constituting the entire Board of Directors shall be (i) not less than the number sufficient to give effect to the rights of the General Atlantic Stockholders, the

Dow Jones Stockholders and the VSC Stockholders set forth in this Section 6.3, and (ii) not more than 15. Each Stockholder shall vote its Shares and each Voting Committee Member shall cause the Voting Committee to vote its Shares at any Stockholders Meeting called for the purpose of filling the positions on the Board of Directors, or in any Written Consent executed for such purpose, and to take all other actions necessary to ensure the election to the Board of Directors of the following individuals under the following circumstances:

       (a) two individuals designated by the General Atlantic Stockholders (each a "GENERAL ATLANTIC DIRECTOR"), if the General Atlantic Stockholders so elect, for so long as the General Atlantic Stockholders own Common Stock or Common Stock Equivalents convertible into or exchangeable for shares of voting capital stock of the Company representing (after giving effect to any adjustments) greater than or equal to 5% of the total number of shares of Common Stock outstanding on an "as converted" basis;

       (b) one General Atlantic Director, if the General Atlantic Stockholders so elect, for so long as the General Atlantic Stockholders own Common Stock or Common Stock Equivalents convertible into or exchangeable for shares of voting capital stock of the Company representing (after giving effect to any adjustments) less than 5% but greater than or equal to 2% of the total number of shares of Common Stock outstanding on an "as converted" basis;

       (c) two individuals designated by the Dow Jones Stockholders (each a "DOW JONES DIRECTOR"), if the Dow Jones Stockholders so elect, for so long as the Dow Jones Stockholders own Common Stock or Common Stock Equivalents convertible into or exchangeable for shares of voting capital stock of the Company representing (after giving effect to any adjustments) greater than or equal to 5% of the total number of shares of Common Stock outstanding on an "as converted" basis;

       (d) one Dow Jones Director, if the Dow Jones Stockholders so elect, for so long as the Dow Jones Stockholders own Common Stock or Common Stock Equivalents convertible into or exchangeable for shares of voting capital stock of the Company representing (after giving effect to any adjustments) less than 5% but greater than or equal to 2% of the total number of shares of Common Stock outstanding on an "as converted" basis; and

       (e) one individual designated by the VSC Stockholders (a "VSC DIRECTOR"), if the VSC Stockholders so elect, for so long as the VSC Stockholders own at least two-thirds of the Series B Preferred Stock (and/or the Common Stock into which such Series B Preferred Stock may henceforth be converted) purchased by VSC under the Series B Stock Purchase Agreement.

       If at any time the General Atlantic Stockholders, the Dow Jones Stockholders or the VSC Stockholders, as the case may be, are entitled to appoint one or more members of the Board of Directors pursuant to this Section
6.3 but elect not to do so, such

Stockholders shall be entitled to appoint a representative to attend any and all meetings of the Board of Directors with "observer" status.

       Notwithstanding anything to the contrary contained in this Agreement, if at any time the General Atlantic Stockholders, the Dow Jones Stockholders, or the VSC Stockholders own Common Stock or Common Stock Equivalents convertible into or exchangeable for shares of voting capital stock of the Company representing (after giving effect to any adjustments) less than 2% of the total number of shares of Common Stock outstanding on an "as converted" basis, then the General Atlantic Stockholders, the Dow Jones Stockholders, or the VSC Stockholders, as the case may be, shall no longer be entitled to designate any directors or attend any meetings of the Board of Directors pursuant to this
Section 6.3.

       All other directors of the Company shall be elected to the Board of Directors in accordance with the Bylaws of the Company.

              6.4    Removal and Replacement of Directors.

                     6.4.1  General Atlantic Directors.

                            (a)    If at any time the General Atlantic
              Stockholders notify the other Stockholders of their wish to remove at any time and for any reason (or no reason) any General Atlantic Director, then each Stockholder shall vote all of its Shares and each Voting Committee Member shall cause the Voting Committee to vote all of its Shares so as to remove such General Atlantic Director.

                            (b) If at any time, a vacancy is created on the Board of Directors by reason of the death, removal or resignation of a General Atlantic Director, then the General Atlantic Stockholders shall designate an individual who shall be elected to fill such vacancy until the next Stockholders Meeting. Upon receipt of notice of the designation of a nominee, each Stockholder and each Voting Committee Member shall, as soon as practicable after the date of such notice, take action, including
              (i) the voting of its Shares (in the case of each Stockholder) and
              (ii) causing the Voting Committee to vote its shares (in the case of each Voting Committee Member), to elect the director designated by the General Atlantic Stockholders to fill such vacancy.

                     6.4.2  Dow Jones Directors.

                            (a) If at any time the Dow Jones Stockholders notify the other Stockholders of their wish to remove at any time and for any reason (or no reason) any Dow Jones Director, then each Stockholder shall vote all of its Shares and each Voting Committee Member shall cause the

              Voting Committee to vote all of its Shares so as to remove such Dow Jones Director.

                            (b) If at any time, a vacancy is created on the Board of Directors by reason of the death, removal or resignation of a Dow Jones Director, then the Dow Jones Stockholders shall designate an individual who shall be elected to fill such vacancy until the next Stockholders Meeting. Upon receipt of notice of the designation of a nominee, each Stockholder and each Voting Committee Member shall, as soon as practicable after the date of such notice, take action, including (i) the voting of its Shares (in the case of each Stockholder) and (ii) causing the Voting Committee to vote its shares (in the case of each Voting Committee Member), to elect the director designated by the Dow Jones Stockholders to fill such vacancy.

                     6.4.3  VSC Director.

                            (a) If at any time the VSC Stockholders notify the other Stockholders of their wish to remove at any time and for any reason (or no reason) the VSC Director, then each Stockholder shall vote all of its Shares and each Voting Committee Member shall cause the Voting Committee to vote all of its Shares so as to remove such VSC Director.

                            (b) If at any time, a vacancy is created on the Board of Directors by reason of the death, removal or resignation of the VSC Director, then the VSC Stockholders shall designate an individual who shall be elected to fill such vacancy until the next Stockholders Meeting. Upon receipt of notice of the designation of a nominee, each Stockholder and each Voting Committee Member shall, as soon as practicable after the date of such notice, take action, including (i) the voting of its Shares (in the case of each Stockholder) and (ii) causing the Voting Committee to vote its shares (in the case of each Voting Committee Member), to elect the director designated by the VSC Stockholders to fill such vacancy.

              6.5 Reimbursement of Expenses. Notwithstanding anything to the contrary contained in this Agreement, the Company shall reimburse (i) GAP LP and GAP Coinvestment, or their designee, for all reasonable travel and other out-of-pocket expenses incurred by the General Atlantic Director(s) in connection with their duties as directors of the Company, (ii) Dow Jones for all reasonable travel and other out-of-pocket expenses incurred by the Dow Jones Director(s) in connection with their duties as directors of the Company, and
(ii) VSC for all reasonable travel and other out-of-pocket expenses incurred by the VSC Director in connection with his duties as a director of the Company.

              6.6 Actions of the Board of Directors; Extraordinary Events. Notwithstanding anything to the contrary contained in this Agreement, for so long as there is at least one General Atlantic Director elected pursuant to Section 6.3 on the Board of Directors, the Board of Directors shall not take, approve or otherwise ratify any of the following actions except with the consent of at least a majority of the directors constituting the entire Board of Directors; provided, however, such majority includes at least one General Atlantic Director or one Dow Jones Director:

                            (a)    any voluntary filing of a petition in
              bankruptcy (or similar law of the United States or any other jurisdiction which relates to liquidation or reorganization of companies or to the modification or alteration of the rights of creditors); the making of an assignment, or so-called trust mortgage or the like, for the benefit of creditors or the making of a proposal to creditors under any bankruptcy act, the appointment of a receiver or trustee (or other Person performing a similar function) for all or a substantial part of the Company's property; or the calling of a meeting of creditors, appointment of a committee of creditors or liquidating agents or offering of a composition or extension to creditors;

                            (b) a material change in the line or lines of business activity in which the Company is engaged on the date hereof;

                            (c) an amendment to, or waiver or release of any rights under, the Lupien Employment Agreement;

                            (d) an amendment to, or waiver or release of any rights under, the Rickard Employment Agreement;

                            (e) other than capital stock of the Company that may be issued (i) to officers, employees, consultants and/or directors of the Company as Employee Equity, (ii) upon exercise of the PCX Warrant, the CBOE Warrant, the Dow Jones Warrant, the NASDAQ Warrant and/or the VSC Warrant, and (iii) to the Preferred Stockholders upon conversion of the Preferred Stock, any issuance of or agreement to issue (x) any shares of capital stock of the Company or rights of any kind convertible into or exchangeable for, any shares of capital stock of the Company, or any option, warrant or other subscription or purchase right with respect to shares of capital stock, and (y) any long term indebtedness of the Company in excess of an aggregate of $1,000,000;

                            (f) (i) any single capital expenditure by the Company in excess of $1,000,000 and (ii) any material expenditure by the Company in any single year in excess of $500,000 that is not provided for in the annual operating budget of the Company for such year;

                            (g) any material changes in accounting principles or policies of the Company, including any material change in the criteria for evaluating the Company's financial conditions and results of operations;

                            (h) any sale, conveyance, lease, transfer, license or other disposition of (whether in one transaction or a series of related transactions) all or substantially all of the assets of the Company or any Subsidiary thereof; provided, however, that (i) the transfer of assets of the Company to a wholly-owned Subsidiary of the Company or (ii) the license by such wholly-owned Subsidiary of less than all or substantially all of the collective assets of such wholly-owned Subsidiary and the Company, shall not require the approval of a General Atlantic Director or a Dow Jones Director;

                            (i) any transaction of merger, consolidation or other form of business combination with respect to the Company or any Subsidiary thereof if the stockholders of the Company prior to such merger, consolidation or business combination do not retain at least a majority of the voting power of the surviving Person;

                            (j) voluntarily dissolve, liquidate or wind up the Company's operations;

                            (k) grant or permit to exist any liens, security interests or encumbrances on any of the Company's assets or properties, except in the ordinary course of business;

                            (l) enter into any agreement with any party which by its terms restricts the payments due the Series A Preferred Stockholders pursuant to the Series A Certificate of Designations;

                            (m) any amendment, modification or restatement of the Charter Documents, any modification of the minimum or maximum number of directors constituting the entire Board of Directors pursuant to Section 6.3, or any amendment or modification of this
              Section 6.6 that, in each case, in the reasonable judgment of a General Atlantic Director, adversely impairs or effects the rights of the General Atlantic Stockholders;

                            (n) declare or pay any dividends or make any distributions of cash, property or securities of the Company with respect to the Common Stock or any other class of the Company's capital stock; or

                            (o) directly or indirectly, redeem, purchase, or otherwise acquire for consideration any Common Stock or any other class of the Company's capital stock.

              6.7 Board of Directors Meetings. The Company will ensure that meetings of its Board of Directors are held at least four times each year and at intervals not more than three months.

       7.     Covenants of the Company.

              7.1 Charter Documents. The Company will ensure that the Charter Documents will at all times during which a General Atlantic Director, a Dow Jones Director and/or a VSC Director serves on the Board of Directors provide for (i) indemnification of each member of the Board of Directors and (ii) limitations on the liability of each member of the Board of Directors to the fullest extent permitted under applicable law.

              7.2 Inspection. The Company will permit representatives of VSC and each Series A Preferred Stockholder to visit and inspect any of its properties, to examine its corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with their respective directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested, upon reasonable advance notice to the Company.

              7.3 Financial Statements and Other Information. The Company shall deliver to each of VSC and the Series A Preferred Stockholders the following:

                            (a) as soon as available, but not later than sixty (60) days after the end of each fiscal year of the Company, a copy of the audited balance sheet of the Company as of the end of such year and the related statements of operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and accompanied by a management summary and analysis of the operations of the Company for such fiscal year and by the opinion of a nationally recognized independent certified public accounting firm which report shall state without qualification that such financial statements present fairly the financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis;

                            (b) as soon as available, but in any event not later than thirty (30) days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited balance sheet of the Company, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter, all certified by an appropriate officer of the Company as presenting fairly the financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis, subject to normal year-end adjustments and the absence of footnotes required by GAAP; and

                            (c) annual operating budgets and, from time to time, such other financial data and information about the Company as is reasonably available to the Company and as VSC and/or any of the Series A Preferred Stockholders may reasonably request.

              7.4 Management Compensation. Compensation paid by the Company to its management will be reasonably comparable to compensation paid to management in companies in the same or similar businesses of similar size and maturity and with comparable financial performance.

              7.5 Conduct of Business. The Company will (a) keep in full force and effect (i) its corporate existence and good standing under the laws of its jurisdiction of incorporation and (ii) all intellectual property rights useful in its business (except such rights as the Board of Directors has reasonably determined are not material to the Company's continuing operations),
(b) preserve and maintain in full force and effect all material rights, privileges, qualifications, applications, licenses and franchises necessary in the normal conduct of its business, (c) conduct its business in accordance with sound business practices, and (d) file or cause to be filed in a timely manner all reports, applications and licenses that shall be required by a governmental agency or body and that, if not timely filed, could have a material adverse effect on the Company.

              7.6 Payment of Taxes, Compliance with Laws, etc. The Company will pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or upon its income or property before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if not paid when due, might become a lien or charge upon its property or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof is being contested by the Company in good faith by appropriate proceedings and an adequate reserve therefor has been established on its books. The Company will use its best efforts to comply with all applicable laws and regulations in the conduct of its business, including, without limitation, all applicable federal and state securities laws in connection with the issuance of any shares of its capital stock.

              7.7 Insurance. The Company will keep its insurable properties insured, upon reasonable business terms, by financially sound and reputable insurers against liability, and the perils of casualty, fire and extended coverage in amounts of coverage at least equal to those customarily maintained by companies in the same or similar business as the Company. The Company will also maintain with such insurers insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies engaged in the same or similar business.

              7.8 Maintenance of Properties. The Company will maintain all properties used or useful in the conduct of its business in good repair, working order and condition, ordinary wear and tear excepted, as necessary to permit such business to be properly and advantageously conducted.

              7.9 Affiliated Transactions. All transactions between the Company and any director, officer or key employee of the Company shall be conducted on an arm's-length basis, shall be on terms and conditions no less favorable to the Company than could be obtained from nonrelated persons and shall be approved in advance by a majority of disinterested members of the Board of Directors after full disclosure of the terms thereof.

              7.10 Use of Proceeds. The Company will use the proceeds from the sale of the Series B Preferred Stock pursuant to the Series B Stock Purchase Agreement (i) to complete development of the Pacific Exchange application for OptiMark(TM), (ii) to fund the roll-out of OptiMark(TM) to the expected point of positive cash flow, with (iii) any balance being dedicated as needed to the NASDAQ, Japan and Toronto initiatives.

              7.11 Allocation of Proceeds. Notwithstanding anything contained herein to the contrary, in the event all or substantially all of the voting capital stock of the Company is sold to another Person for cash or securities of such Person (or an affiliate thereof), the Stockholders agree to allocate the proceeds of such sale in such manner as to give effect to the purposes of paragraph 4 of the Series A Certificate of Designations as if such sale were a Liquidation Event (as defined in the Series A Certificate of Designations).

              7.12 Books and Records. The Company shall keep books of record and account, in which accurate entries shall be made of all financial transactions and the assets and business of the Company in accordance with GAAP consistently applied.

              7.13 Back-ups of Computer Software. The Company shall make back-ups of all material computer software programs and databases and shall maintain such software programs databases at a secure off-site location.

       8. Voting Committee Composition. In the event a vacancy occurs on the Voting Committee that may be filled by the remaining Voting Committee Members, each remaining Voting Committee Member shall cause such vacancy to be filled by a Person who has agreed in writing to be bound by the terms and conditions of
Section 6 of this Agreement pursuant to an instrument reasonably acceptable to the General Atlantic Stockholders (a "QUALIFIED PERSON"). If a vote of the Shareholders (as defined in the Voting Agreement) is required to fill a position on the Voting Committee or otherwise change the composition of the Voting Committee, the OptiMark Stockholders shall vote their Shares (as defined in the Voting Agreement) and take all other actions necessary to ensure the election to the Voting Committee of Qualified Persons.

       9. Stock Certificate Legend. A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each certificate representing Shares now held or hereafter acquired by any Stockholder shall for as long as this Agreement is effective bear legends substantially in the following forms:

       THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO A WRITTEN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

       THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A "TRANSFER") AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF AN AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, DATED APRIL 23, 1998, AMONG OPTIMARK TECHNOLOGIES, INC. AND CERTAIN STOCKHOLDERS THEREOF, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY'S PRINCIPAL OFFICE. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE STOCKHOLDERS AGREEMENT.

       10.    Miscellaneous.

              10.1 Notices. All notices, demands or other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, courier service, overnight mail or personal delivery:

                     (a)    if to the Company:

                            OptiMark Technologies, Inc.
                            530 Main Avenue
                            Durango, CO  81301
                            Attention:  William A. Lupien

                            and with a copy to:

                            c/o OptiMark Technologies, Inc.
                            530 Main Avenue
                            Durango, CO 81301
                            Attention:  Alan S. Danson
                            and with a copy to:

                            Ducker, Montgomery & Lewis, P.C.
                            One Civic Center Plaza
                            1560 Broadway, Suite 1500
                            Denver, CO  80202
                            Attention: Robert C. Montgomery, Esq.

                     (b)    if to any of the General Atlantic Stockholders:

                            c/o General Atlantic Service Corporation
                            3 Pickwick Plaza
                            Greenwich, Connecticut  06830
                            Attention:  Stephen P. Reynolds

                            with a copy to:

                            Paul, Weiss, Rifkind, Wharton & Garrison
                            1285 Avenue of the Americas
                            New York, New York 10019-6064
                            Attention:  Matthew Nimetz, Esq.

                     (c)    if to any of the OptiMark Stockholders:

                            c/o OptiMark Technologies, Inc.
                            530 Main Avenue
                            Durango, CO 81301
                            Attention:  William A. Lupien

                     (d)    if to any of the Dow Jones Stockholders:

                            Dow Jones & Company, Inc.
                            200 Liberty Street
                            New York, NY 10281
                            Attention: John Goggins, Esq.

                     (e)    if to any of the Walton Stockholders:

                            The Llama Company
                            One McIlroy Plaza, Suite 302
                            Fayetteville, AR 72701
                            Attention: Alice L. Walton

                     (f)    if to any of the VSC Stockholders:

                            Virginia Surety Company, Inc.
                            123 North Wacker Drive, 29th Floor
                            Chicago, IL 60606
                            Attention: Michael A. Conway

                     (g) if to any other Stockholder, at its address at it appears on the record books of the Company.

Any party may by notice given in accordance with this Section 10.1 designate another address or person for receipt of notices hereunder. All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier or overnight mail, if delivered by commercial courier service or overnight mail; and five (5) Business Days after being deposited in the mail, postage prepaid, if mailed.

              10.2   Amendment and Waiver.

                     10.2.1 Unless expressly provided for herein, no failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

                     10.2.2 Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective

                            (i) only if it is made or given in writing and signed by (u) the Company, (v) one or more OptiMark Stockholders holding Shares representing (after giving effect to any adjustments) at least 80% of the Shares owned by all of the OptiMark Stockholders, (w) one or more General Atlantic Stockholders holding Shares representing (after giving effect to any adjustments) at least 80% of the Shares owed by all of the General Atlantic Stockholders, (x) one or more Dow Jones Stockholders holding Shares representing (after giving effect to any adjustments) at least 80% of the Shares owned by all of the Dow Jones Stockholders, (y) one or more VSC Stockholders holding Shares representing (after giving effect to any adjustments) at least 80% of the Shares owned by all of the VSC Stockholders, and
              (z) one or more Walton Stockholders holding Shares representing (after giving effect to any adjustments) at least 80% of the Shares owned by all of the Walton Stockholders; and

                            (ii) only in the specific instance and for the specific purpose for which made or given.

Any such written consent shall be binding upon the Company and all of the Stockholders.

              10.3 Specific Performance. The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party's obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

              10.4 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

              10.5 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

              10.6 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits hereto, supersede all prior agreements and understandings between the parties with respect to such subject matter.

              10.7 Term of Agreement. This Agreement shall become effective upon the date hereof and shall terminate upon the earlier to occur of (i) the IPO Effectiveness Date, and (ii) August 27, 2016.

              10.8 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

              10.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF, EXCEPT FOR THE PROVISIONS OF THIS AGREEMENT THAT ARE GOVERNED BY THE GENERAL CORPORATION LAW OF THE STATE OF

DELAWARE (THE "DGCL"), WHICH PROVISIONS SHALL BE GOVERNED BY THE DGCL.

              10.10 Further Assurances. Each of the parties shall, and shall cause their respective Affiliates to, execute such instruments and take such action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

              10.11 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs, legatees and legal representatives. This Agreement is not assignable except in connection with a transfer of Shares in accordance with this Agreement.

              10.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the undersigned have executed, or have cause to be executed, this Agreement on the date first written above.

                                 OPTIMARK TECHNOLOGIES, INC.

                                 By:/s/ William A. Lupien
                                    ---------------------
                                 William A. Lupien, Chief Executive Officer

                                GENERAL ATLANTIC PARTNERS 35, L.P.

                                By: GENERAL ATLANTIC PARTNERS, LLC
                                  Its General Partner

                                By:/s/ J. Michael Cline
                                   --------------------
                                J. Michael Cline, Managing Member

                                GAP COINVESTMENT PARTNERS, L.P.

                                By:/s/ J. Michael Cline
                                   --------------------
                                J. Michael Cline, an Authorized General Partner

                                DOW JONES & COMPANY, INC.

                                By:/s/ Kenneth L. Burenga
                                   ---------------------
                                 Kenneth L. Burenga, President &
                                Chief Operating Officer

                                /s/ Alice L. Walton
                                -------------------
                                ALICE L. WALTON

                                VIRGINIA SURETY COMPANY, INC.

                               By:/s/ Michael A. Conway
                                  ---------------------
                                Name:  Michael A. Conway
                                Title:  Senior Vice President

                                                           /s/ William A. Lupien
                                                           ---------------------
                     William A. Lupien, in his capacity as a Voting Committee Member for purposes of Sections 6 and 8 of this Agreement and in his individual capacity as a Major Stockholder

                                                            /s/ Richard W. Jones
                                                            --------------------
                     Richard W. Jones, in his individual capacity as a Major Stockholder

                                                             /s/ John T. Rickard
                                                             -------------------
                     John T. Rickard, in his capacity as a Voting Committee Member for purposes of Sections 6 and 8 of this Agreement, and in his individual capacity as a Major Stockholder

                                                              /s/ Alan S. Danson
                                                              ------------------
                     Alan S. Danson, in his capacity as a Voting Committee Member for purposes of Sections 6 and 8 of this Agreement

                                                                       Exhibit A

                          ACKNOWLEDGMENT AND AGREEMENT

              The undersigned wishes to receive from __________ ("TRANSFEROR") certain shares or certain options, warrants or other rights to purchase _____ shares, par value $.01 per share, of Common Stock (the "SHARES") of OptiMark Technologies, Inc. a Delaware corporation (the "COMPANY");

              The Shares are subject to the Amended and Restated Stockholders Agreement, dated April 23, 1998 (the "AGREEMENT"), among the Company and certain stockholders thereof.

              The undersigned has been given a copy of the Agreement and afforded ample opportunity to read it, and the undersigned is thoroughly familiar with its terms;

              Pursuant to terms of the Agreement, the Transferor is prohibited from transferring the Shares and the Company is prohibited from registering the transfer of the Shares unless and until the recipient of such Shares acknowledges the terms and conditions of the Agreement and agrees to be bound thereby; and

              The undersigned wishes to receive the Shares and have the Company register the transfer of such Shares.

              NOW, THEREFORE, in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and to induce the Transferor to transfer the Shares to the undersigned and the Company to register such transfer, the undersigned does hereby acknowledge and agree that (i) he has been given a copy of the Agreement and ample opportunity to read it, and the undersigned is thoroughly familiar with its terms, (ii) the Shares are subject to the terms and conditions set forth in the Agreement, and (iii) the undersigned does hereby agree fully to be bound thereby as [an "OptiMark Stockholder," a "General Atlantic Stockholder," a "Dow Jones Stockholder", a "VSC Stockholder" or a "Walton Stockholder"](1) [a "Stockholder"].(2)

              This ________ day of ________, 19__.

                         ------------------------------

                         - OptiMark Technologies, Inc. -

                                     Consent
                      ( in connection with Phillip J. Riese
       becoming party to the Amended and Restated Stockholders Agreement)

       1. The undersigned is a party to that Amended and Restated Stockholders Agreement dated April 23, 1998, as amended, among OptiMark Technologies, Inc. (the "Company") and the signatories thereto (the "Stockholders Agreement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Stockholders Agreement.

       2. On November 1, 1998, Phillip J. Riese commenced employment with the Company as it Chief Executive Officer pursuant to the terms of that Employment Agreement dated as of November 1, 1998 (the "Employment Agreement"). Pursuant to the Employment Agreement, Phillip J. Riese was granted options to acquire shares of common stock of the Company and has the right to purchase shares of common stock of the Company and that with respect to such shares, Phillip J. Riese will be made a party to the Stockholders Agreement and will be deemed a "Stockholder" and "Major Stockholder" thereunder.

       3. The undersigned hereby consents to Phillip J. Riese becoming a party to the Stockholders Agreement, subject to Mr. Riese agreeing to be bound by the terms and conditions of the Stockholder Agreement, and agrees that the definition of "Major Stockholder" contained in the Stockholders Agreement will be deemed to include Phillip J. Riese.

       Effective: December 15, 1998

                                   OptiMark Technologies, Inc.

                                   By: /s/ CHRISTOPHER J. WALSH
                                       ------------------------------------
                                        Title:  Vice President

                                   General Atlantic Partners, LLC
                                         Its General Partner

                                   By:  /s/  J. MICHAEL CLINE
                                        -----------------------------------
                                   GAP Coinvestment Partners, L.P.

                                   By:  /s/  J. MICHAEL CLINE
                                        ------------------------------------
                                   Dow Jones & Company, Inc.

                                   By:  /s/  JEROME H. BAILEY
                                        ------------------------------------
                                         Title:  Executive Vice President
                                                  Chief Financial Officer

                                   By:  /s/  ALICE L. WALTON
                                        ------------------------------------
                                   By:  /s/  WILLIAM A. LUPIEN
                                        ------------------------------------
                                   BY:  /S/  JOHN T. RICKARD
                                        ------------------------------------
                                   By:  /s/  RICHARD W. JONES
                                        ------------------------------------
                                   Virginia Surety Company, Inc.

                                   By:  /s/  MICHAEL A. CONWAY
                                        ------------------------------------

                         SUPPLEMENTAL SIGNATURE PAGE TO
                   AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
                                      AMONG
                           OPTIMARK TECHNOLOGIES, INC.
                                       AND
                        CERTAIN STOCKHOLDERS NAMED HEREIN
                                      DATED
                                 APRIL 23, 1998

       The undersigned, Phillip J. Riese, hereby agrees to become a party to that Amended and Restated Stockholders Agreement dated April 23, 1998, as amended, among OptiMark Technologies, Inc. and the signatories to such Agreement (the "Stockholders Agreement"), and agrees to bound by the terms and conditions of the Stockholders Agreement. For purposes hereof, the undersigned will be deemed to be a "Stockholder," a "Major Stockholder" and a "Rightsholder," as such terms are defined in the Stockholders Agreement.

                                   /s/  PHILLIP J. RIESE
                                   ------------------------------------
                                   Phillip J. Riese, in his individual
                                   capacity as a Major Stockholder

                    AGREEMENT RESPECTING TRANSFER OF SHARES

     This Agreement is entered into as of the 22nd day of January, 1999, by and among OptiMark Technologies, Inc., a Delaware corporation (the "COMPANY"), and the stockholders of the Company listed on the signature pages of this Agreement. This Agreement is in respect of certain provisions of the Amended and Restated Stockholders Agreement, dated April 23, 1998, as such agreement may be amended (the "STOCKHOLDERS AGREEMENT"), among the Company and certain stockholders of the Company. All capitalized terms in this Agreement that are not defined shall have the same meaning as in the Stockholders Agreement.

                                  - Recitals -

     A. William A. Lupien ("LUPIEN") desires to transfer one million (1,000,000) shares of common stock, par value $.01 per share, of the Company (the "SHARES"), to Lupien Family Partnership, LLLP, a Colorado limited liability limited partnership (the "PARTNERSHIP"), in which Lupien initially will own a 0.5% general partner interest and a 49.5% limited partner interest, and Lupien's spouse, Bonnie R. Lupien, initially will own a 0.5% general partner interest and a 49.5% limited partner interest. The Partnership will execute an Acknowledgment and Agreement in the form attached to the Stockholders Agreement as Exhibit A by which it will agree to be bound by the terms and conditions of the Stockholders Agreement.

     B. Immediately following the transfer of Shares to the Partnership, Lupien and Bonnie R. Lupien will transfer limited partner interests to four trusts (the "TRUSTS") as follows: Lupien will transfer a 24.75% limited partner interest in the Partnership to the William A. Lupien 1999 Irrevocable Trust and a 24.75% limited partner interest in the Partnership to the William A. Lupien Retained Annuity Trust #1, and Bonnie R. Lupien will transfer a 24.75% limited partner interest in the Partnership to the Bonnie R. Lupien 1999 Irrevocable Trust and a 24.75% limited partner interest in the Partnership to the Bonnie R. Lupien Retained Annuity Trust #1. Lupien and Bonnie R. Lupien will retain their respective 0.5% general partner interests in the Partnership.

     C. The present beneficiary of the William A. Lupien 1999 Irrevocable Trust and the Bonnie R. Lupien 1999 Irrevocable Trust is Lupien's daughter, Susan L. Lupien. The present beneficiary of the William A. Lupien Retained Annuity Trust #1 is Lupien. The present beneficiary of the Bonnie R. Lupien Retained Annuity Trust #1 is Bonnie R. Lupien. Except for remote contingent remainder beneficiaries (i.e., the nieces and nephews of Lupien and Bonnie R. Lupien), all of the remainder beneficiaries of the foregoing trusts are Family Members of Lupien.

     D. Since all of the beneficial interests in the Trusts will be held by Lupien and his Family Members, and, accordingly, all of the transferred Shares will continue to be held, directly or indirectly, by or for the benefit of Lupien and his Family Members, the parties to this Agreement are willing to consent to the transfers described in Recitals A and B and to waive those provisions of Section 2.2(a) of the Stockholders Agreement that otherwise would result in (1) the initial transfer of the Shares by Lupien to the Partnership not being a Permitted Transfer by reason of the subsequent transfer of limited partner interests in the Partnership to the Trusts, and (2) the

Partnership not being a Permitted Transferee by reason of a portion of its interests being held by the Trusts.

     E. The stockholders of the Company listed on the signature pages of this Agreement hold shares of common stock and preferred stock of the Company satisfying the respective 80% requirements set forth in Section 10.2.2 of the Stockholders Agreement (regarding requirements for any waiver or consent).

     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth in this Agreement, the adequacy of which are acknowledged, the parties agree as follows:

     1. Initial Transfer to Partnership a Permitted Transfer. The parties acknowledge and agree that the initial transfer by Lupien of the Shares to the Partnership described in Recital A will be a Permitted Transfer.

     2. Partnership and Trusts Shall Be Permitted Transferees. The parties consent to the transfers of limited partner interests in the Partnership by Lupien and Bonnie R. Lupien to the Trusts. As long as (a) no interests in the Partnership are held by any person other than Lupien, one or more of his Family Members, or one or more of the Trusts, and (b) no person other than Lupien or one or more of his Family Members is or becomes a present beneficiary of any of the Trusts, the Partnership and the Trusts shall be Permitted Transferees for all purposes of the Stockholders Agreement. The parties waive those provisions of Section 2.2(a) of the Stockholders Agreement that otherwise would result in
(c) the initial transfer of the Shares by Lupien to the Partnership not being a Permitted Transfer by reason of the subsequent transfer of limited partner interests in the Partnership to the Trusts, and (d) the Partnership not being a Permitted Transferee by reason of a portion of its interests being held by the Trusts.

     3.   Section 3 of Stockholders Agreement Not Applicable. The provisions of
Section 3 of the Stockholders Agreement (relating to rights of first offer and tag-along rights) shall not apply to the transfers described in Recital A and Recital B.

     4. Waiver of Notice Requirement. The parties waive any advance notice requirement that otherwise would apply to the transfer by Lupien of the Shares to the Partnership.

     5. Miscellaneous. (a) Headings. The headings in this Agreement are for convenience of reference only; (b) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained in this Agreement. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter; (c) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the state of New York applicable to agreements made and to be performed entirely within such state, without regard to the principles of conflicts of law thereof; (d) Successors. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs, legatees and legal representatives; (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Any facsimile transmission of an executed counterpart also shall be deemed an original.

     IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

                                             /s/ Alice L. Walton
OPTIMARK TECHNOLOGIES, INC.                  _________________________________
                                             ALICE L. WALTON
By: /s/ Phillip J. Riese
___________________________________
Name:  Phillip J. Riese
Title: Chief Executive Officer               /s/ William A. Lupien
                                             _________________________________
                                             WILLIAM A. LUPIEN
GENERAL ATLANTIC PARTNERS 35, L.P.

By: GENERAL ATLANTIC PARTNERS, INC           /s/ Richard W. Jones
   Its General Partner                       _________________________________
                                             RICHARD W. JONES
    By: /s/ Thomas J. Murphy
       ________________________________
    Name:  Thomas J. Murphy                  /s/ John T. Rickard
    Title: Attorney-in-Fact                  _________________________________
                                             JOHN T. RICKARD

GAP COINVESTMENT PARTNERS, L.P.
                                             /s/ Phillip J. Riese
                                             _________________________________
                                             PHILLIP J. RIESE
    By: /s/ Thomas J. Murphy
       ________________________________
    Name:  Thomas J. Murphy
    Title: Attorney-in-Fact


DOW JONES & COMPANY, INC.

By:  /s/ Jerome H. Bailey
    ___________________________________
Name:  Jerome H. Bailey
Title: Chief Financial Officer


VIRGINIA SURETY COMPANY, INC.

By:  /s/ Ivan P. Berk
    ___________________________________
Name:  Ivan P. Berk
Title: Senior Executive Director,
       AON Advisors, Inc.

                                 AMENDMENT NO. 2
                                     TO THE
                   AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
                                      AMONG
                           OPTIMARK TECHNOLOGIES, INC.
                                       AND
                          CERTAIN STOCKHOLDERS THEREOF

       This Amendment No. 2 ("this Amendment") in entered into effective as of the ____ day of January, 1999 by and among (i) OptiMark Technologies, Inc., a Delaware corporation (the "Company"), (ii) General Atlantic Partners 52, L.P., a Delaware limited partnership ("GAP 52"), and GAP Coinvestment Partners II, L.P., a Delaware limited partnership ("Coinvestment II" and, together with GAP 52, the "New GA Stockholders"), and (iii) the stockholders of the Company whose signatures are shown below, who are current parties to the Company's Amended and Restated Stockholders Agreement dated April 23, 1998, as previously amended effective December 15, 1998 (the "Stockholders Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Stockholders Agreement.

       1. On or about the date of this Amendment, the New GA Stockholders are purchasing an aggregate of 250,000 shares of Series A Stock from Dow Jones & Company, Inc.

       2. The new GA Stockholders are hereby made party to the Stockholders Agreement, as "General Atlantic Stockholders", "Rightholders" and
"Stockholders".

       3. As hereby amended, the Stockholders Agreement continues in full force and effect. This Amendment may be executed in multiple counterparts, all of which together shall comprise one instrument.

                                                  OptiMark Technologies, Inc.

/s/  Phillip J. Riese, individually               By:  /s/  Phillip J. Riese
in his capacity as a Major Stockholder            Chief Executive Officer

                                                  Dow Jones & Company, Inc.

/s/  William A. Lupien                            By:  /s/  Jerome H. Bailey
in his capacity as a Major Stockholder            Executive Vice President,
                                                  Chief Financial Officer

                                                  General Atlantic Partners 35, L.P.

                                                  By:  General Atlantic Partners, LLC,
                                                              its General Partner

/s/  John T. Rickard
in his capacity as a Major Stockholder            By:  /s/  David C. Hodgson
                                                  a Managing Member

/s/  Richard W. Jones, individually and as        GAP Coinvestment Partners, L.P.
Trustee of the Jones Living Trust dtd 6/15/90,
in his capacity as a Major Stockholder            By:  /s/  David C. Hodgson
                                                  a General Partner

                                                  /s/  Alice L. Walton

Lupien Family Partnership, LLLP                   Virginia Surety Company, Inc.

By:  /s/  William A. Lupien                       By:  /s/  Ivan P. Beck
Managing Partner                                  Senior Executive Director
                                                  Aon Advisors, Inc.

                                                  General Atlantic Partners 52, L.P.

                                                  By:  General Atlantic Partners, LLC,
                                                        its General Partner

                                                  By:  /s/  David C. Hodgson
                                                  a Managing Member

                                                  GAP Coinvestment Partners II, L.P.

                                                  By:  /s/  David C. Hodgson
                                                  a General Partner